Exhibit 10.1

AMENDING AGREEMENT #2

This Amending Agreement #2 (the “Agreement”) is made as of the 15th day of February, 2021, by and between Dakota Territory Resource Corp, a Nevada corporation (the “Company”), and JR Resources Corp., a Nevada corporation (“JR”).

WHEREAS, on May 26, 2020 the Company and JR entered into an agreement (the “Original Agreement”), pursuant to which the Company granted a subscription right to JR to purchase from the Company a certain amount of Shares.

WHEREAS, on October 15, 2020 the Company and JR entered into an amending agreement (the “Amending Agreement”) pursuant to which JR exercised in part its right to purchase Shares pursuant to the Original Agreement for an Investment Amount of $10,450,000, and the parties agreed to extend the term of the Original Agreement until February 15, 2021.

WHEREAS, the Company and JR desire to extend the term of the Original Agreement until March 17, 2021.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed is beneficial for both parties, the Company and JR agree as follows:

Section 1 Amendment to Original Agreement.

The Original Agreement is hereby amended as follows, to be effective as of the date hereof:

(1)The definition of “Termination Date” in Section 1.1. is amended and restated in its entirety as follows:

“Termination Date” shall mean 5:00 p.m. Vancouver time on March 17, 2021, being the date the right to purchase Shares under this Agreement expires, unless such right to purchase Shares is terminated prior thereto by (i) mutual agreement of JR and the Company or (ii) the purchase by JR of the maximum number of Shares as provided for in this Agreement.

(2)Section 7.15 is amended and restated in its entirety as follows:

Termination. This Agreement, and all rights and obligations hereunder, shall terminate at 5:00 Vancouver time on March 17, 2021, and thereafter, this Agreement shall terminate, become null and void and be of no further force or effect.

Section 2 Reference to and Effect on the Original Agreement.

(1)Except as expressly set forth herein, this Agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any party under the Original Agreement, and shall not alter, modify or amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, the Amending Agreement or the Transaction Documents. Capitalized terms used herein without definition have the same meanings as in the Original Agreement (as may have been modified in the Amending Agreement).

(2)This Agreement is incorporated by reference in, and forms an integral part of, the Original Agreement and Amending Agreement. Upon execution of this Agreement, each reference in the Original Agreement and Amending Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Original Agreement as amended by the Amending Agreement and hereby, and each reference to the Original Agreement and Amending Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Original Agreement and Amending Agreement shall mean and be a reference to the Original Agreement and Amending Agreement as amended hereby.

(3)The Original Agreement and Amending Agreement (each as amended hereby) and the Transaction Documents shall remain in full force and effect, other than those provisions amended pursuant to Section 1 of this Agreement.

Section 3 Miscellaneous

(1)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(2)Further Assurances. From and after the date of this Agreement, upon the reasonable request of either JR or the Company, the respective parties shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(3)Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(4)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the provisions set forth in the Original Agreement and Amending Agreement.

(5)Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

(6)Entire Agreement. This Agreement, the Original Agreement and Amending Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DAKOTA TERRITORY RESOURCE CORP.

By:	/s/ Gerald M. Aberle, Chief Executive Officer
Gerald M. Aberle, Chief Executive Officer

JR RESOURCES CORP.

By:	Jonathan T. Awde, Chief Executive Officer
Jonathan T. Awde, Chief Executive Officer

SIGNATURE PAGE FOR AMENDING AGREEMENT #2